Investor Contact:	Lawrence E. Hyatt (615) 235-4432

Media Contact:	Julie K. Davis (615) 443-9266

CRACKER BARREL ANNOUNCES REDUCTION OF MANAGEMENT
AND STAFF POSITIONS

LEBANON, Tenn. –July 15, 2011 – Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) announced today that a cost reduction and organization streamlining initiative has resulted in the elimination of approximately 60 management and staff positions. Most of the employees affected by the layoff worked in the Company’s home office in Lebanon, Tennessee.

“The difficult decisions announced today were made as part of the annual business planning process for our 2012 fiscal year,” said Michael A. Woodhouse, the Chairman of the Board and Chief Executive Officer of Cracker Barrel Old Country Store, Inc.  “Our customers continue to face a challenging economic environment, and our Company will continue to face commodity cost increases next year.  We believe that the actions announced today will generate annual pretax savings of approximately $10 million, improve our organizational effectiveness, and help position our Company for continued success.”

Woodhouse added, “As we managed through the economic downturn, we have improved the efficiency of many corporate administrative functions, while continuing to make delivering an outstanding guest experience our top priority.  The changes announced today do not affect any store positions. With our continued new-store growth, we have added over 1,200 store positions this year, and expect to continue adding new stores and new jobs in future years.”  In recognizing the personal impact of this initiative on those affected, Woodhouse said, “We thank them for their commitment and contribution, in some cases over many years, as the Company moves to a smaller and more efficient corporate staff.”

All affected employees will receive severance pay and outplacement assistance in accordance with the Company’s policies.  The Company estimates that severance and other charges related to its cost reduction initiative will reduce income from operations in the fourth quarter of the 2011 fiscal year by between $4 and $5 million, and reduce net earnings per diluted share by between $0.14 and $0.17.  These charges were not included in the Company’s previously issued guidance for the fourth quarter.

Cracker Barrel Announces Reduction of Management and Staff Positions

July 15, 2011

About Cracker Barrel

Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as the Company’s signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 603 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is subject to completion of our financial procedures for Q4 FY11 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

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